EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports

Fiscal 2024 Fourth Quarter and Full Year Financial Results

ORLANDO, FL – September 19, 2024 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of thermal imaging cores, custom optical assemblies, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced financial results for its fiscal 2024 fourth quarter and full year ended June 30, 2024.

Fiscal 2024 Full Year & Fourth Quarter Highlights:

•	Revenue of $8.6 million for the fourth quarter of fiscal 2024; revenue of $31.7 million for the full fiscal year 2024
-28% and 20% of revenue, respectively, for customized lens assemblies and solutions and related engineering services, or LightPath 2.0 as we refer to these product groups
•	Total backlog at June 30, 2024, of $19.3 million
•	Net loss for the fourth quarter of fiscal 2024 was $2.4 million; net loss of $8.0 million for the full fiscal year 2024
•	EBITDA* loss for the fourth quarter of fiscal 2024 was $1.3 million; EBITDA* loss of $3.7 million for the full fiscal year 2024
•	Achieved Key Qualification Milestone with Lockheed Martin for US Army Missile Program
•	Successfully Transitioned Key Customer from Germanium to BlackDiamond Glass Optics
•	Released First AI-Ready EdgeIR Cameras

Management Commentary

LightPath's President and Chief Executive Officer Sam Rubin stated, “Looking back at fiscal 2024, LightPath took significant steps in our strategic plan to position the Company for growth. We continued transitioning from a component provider to a custom thermal imaging solutions provider while pursuing our three pillars of growth: automotive, defense, and camera solutions.”

“Throughout the year, we demonstrated the potential of our thermal imaging cameras through each introduction of application-specific variations. We introduced new versions of the Mantis camera, including a high-temperature furnace monitoring camera and a long-range detection camera, as well as AI-enabled thermal cameras. Each one of these cameras introduces capabilities previously unavailable within a single camera. The development of these specially tuned cameras was enabled by our acquisition of Visimid in July 2023.”

“Our strategic decision to focus on defense began to pay dividends as we announced our work with Lockheed Martin on a next-generation missile project. The work on this project will influence LightPath over the long term, and should Lockheed secure the project, it would be a transformative opportunity for the Company. Since being chosen for this project, we have continually hit our milestones and have now qualified to ship air worthy units.”

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Mr. Rubin concluded, “As a result of China’s decision last year to limit exports of certain critical minerals, we made the strategic decision to transition away from a germanium-dependent business. Despite this headwind, I am proud to say we were able to hold revenue near level for the year compared to the prior year. Moving away from Germanium has allowed us to more fully turn toward our own proprietary Black Diamond glass materials and, in some instances, further induce customers to partner with us on their designs to incorporate our materials. In July, we announced that a major defense customer did exactly this, qualifying a new optics design incorporating our BlackDiamond glass. An order is expected once the customer completes current demand using its inventory of Germanium.”

2024 Fiscal Fourth Quarter Financial Results

Revenue for the fourth quarter of fiscal 2024 was approximately $8.6 million, a decrease of approximately $1.1 million, or 11%, as compared to approximately $9.7 million in the same quarter of the prior fiscal year. Revenue among our product groups for the fourth quarter of fiscal 2024 was as follows:

Product Group Revenue ($ in millions)**	Fourth Quarter of Fiscal 2024	Fourth Quarter of Fiscal 2023	% Change
Infrared ("IR") components	$3.0	$4.8	-36%
Visible components	$3.2	$3.2	0%
Assemblies & modules	$1.4	$1.6	-14%
Engineering services	$1.0	$0.1	698%

** Numbers may not foot due to rounding

•	Revenue generated by IR components was approximately $3.0 million in the fourth quarter of fiscal 2024, a decrease of approximately $1.7 million, or 36%, as compared to the same quarter of the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales against a large annual contract for Germanium-based products, which was not renewed in the second quarter of fiscal year 2024, as we decided to reduce the amount of optics we produce from Germanium, both to reduce our risk of supply chain disruption, and more importantly, to work with customers to convert their systems to use optics made of our own BlackDiamond materials.
•	Revenue generated by visible components was approximately $3.2 million, which was about the same in comparison to the same quarter of the prior fiscal year, with a decrease in sales to defense customers due to timing of orders offset by an increase in sales through U.S. catalog and distribution channels.
•	Revenue from assemblies and modules decreased by $0.2 million for the fourth quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year, primarily due to lower sales of a custom visible lens assembly to a medical customer for which we have an end-of-life order in backlog going into fiscal 2025. In the fourth quarter of fiscal year 2023, this customer requested a greater number of units shipped, whereas in fiscal year 2024 we have shipped a lower but more consistent amount each quarter. This decrease was partially offset by the addition of Visimid revenue.
•	Revenue from engineering services was $1.0 million for the fourth quarter of fiscal 2024, an increase of $0.9 million as compared to the same quarter of the prior fiscal year. This increase was primarily driven by Visimid’s contract with Lockheed Martin, where revenue is generally recognized based on the achievement of milestones.

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Gross margin in the fourth quarter of fiscal 2024 was approximately $2.5 million, a decrease of $0.6 million, or 18%, as compared to the same quarter of the prior fiscal year. Total cost of sales was approximately $6.1 million for the fourth quarter of fiscal 2024, compared to approximately $6.6 million for the same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 29% for the fourth quarter of fiscal 2024, compared to 32% for the same quarter of the prior fiscal year. The decrease in gross margin as a percentage of revenue is primarily due to the overall decrease in revenue, resulting in a lower contribution to our fixed manufacturing costs. Sequentially, gross margin improved from 21% in the third quarter of fiscal 2024 as we moved past the inventory revaluation which negatively impacted that quarter.

Selling, general and administrative (“SG&A”) costs were approximately $3.6 million for the fourth quarter of fiscal 2024, an increase of approximately $0.6 million, or 20%, as compared to the same quarter of the prior fiscal year. The increase in SG&A for the fourth quarter of fiscal 2024 is primarily due to an increase in wages, including non-recurring executive severance costs of $0.1 million, and an increase in legal and consulting fees related to business development initiatives.  We also incurred additional legal and professional fees associated with the previously disclosed Delaware chancery court proceedings related to various corporate matters.

Net loss for the fourth quarter of fiscal 2024 was approximately $2.4 million, or $0.06 basic and diluted loss per share, compared to $0.8 million, or $0.02 basic and diluted loss per share, for the same quarter of the prior fiscal year. The increase in net loss of approximately $1.5 million for the fourth quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year, was primarily attributable to the decrease in gross margin, coupled with increased operating expenses, including amortization of intangibles.

EBITDA* for the quarter ended June 30, 2024 was a loss of approximately $1.3 million, compared to income of $0.1 million for the same period of the prior fiscal year.  The decrease in EBITDA in the fourth quarter of fiscal year 2024 was primarily attributable to the decrease in revenue and gross margin, coupled with increases in SG&A and Other expenses, net, which expense increases primarily related to non-recurring items.

2024 Fiscal Year Financial Results

Revenue for fiscal 2024 was approximately $31.7 million, a decrease of approximately $1.2 million, or 4%, as compared to approximately $32.9 million in the same period of the prior fiscal year.  The decrease was primarily driven by a decrease in sales of visible components, partially offset by increases in sales of IR components and engineering services. Revenue among our product groups for fiscal 2024 was as follows:

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Product Group Revenue ($ in millions)**	Fiscal 2024	Fiscal 2023	% Change
Infrared ("IR") components	$14.1	$14.4	-2%
Visible components	$11.2	$13.4	-16%
Assemblies & modules	$4.5	$4.7	-5%
Engineering services	$2.0	$0.4	363%

** Numbers may not foot due to rounding

•	Revenue generated by IR components was approximately $14.1 million in fiscal 2024, a decrease of approximately $0.3 million, or 2%, as compared to the prior fiscal year. The decrease in revenue related to the Germanium-based annual contract that was not renewed was mostly offset by an increase in shipments against an annual contract for an international military program. This contract was renewed during the first quarter of fiscal 2024 for a higher dollar value than the previous contract.
•	Revenue generated by visible components was approximately $11.2 million in fiscal 2024, a decrease of approximately $2.2 million, or 16%, as compared to the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales to customers in the defense industry, as well as a decrease in sales through catalog and distribution channels in the U.S. and in Europe. Sales to customers in the telecommunications industry in China also decreased.
•	Revenue from assemblies and modules was approximately $4.5 million in fiscal 2024, a decrease of approximately $0.2 million, or 5%, as compared to the prior fiscal year, primarily due to a decrease in shipments against a multi-year contract with a defense customer due to timing, as well as decreases in sales of infrared assemblies to industrial customers in China and the U.S.. Customers in both regions have been steadily decreasing orders since the peak of COVID-19. These decreases were partially offset by the addition of revenue from sales of infrared camera cores.
•	Revenue from engineering services was approximately $2.0 million for fiscal 2024, an increase of $1.5 million as compared to the prior fiscal year. This increase was primarily driven by our contract with Lockheed Martin, where revenue is generally recognized based on the achievement of milestones. The remaining increase is driven by revenue from one of our space-related funded research contracts.

Gross margin for fiscal 2024 was approximately $8.6 million, a decrease of 22%, as compared to approximately $11.1 million in fiscal year 2023.  Gross margin as a percentage of revenue was 27% for fiscal year 2024 as compared to 34% for fiscal year 2023. The decrease in gross margin as a percentage of revenue is primarily due to the decrease in visible components sales, which typically have higher margins than our infrared components product group. Our infrared components product group comprised a greater portion of our sales for fiscal year 2024. In addition, gross margin as a percentage of revenue for fiscal year 2024 was unfavorably impacted by the revaluation of inventory during the third quarter of fiscal 2024. The revaluation resulted in a net write-down of inventory.

SG&A costs were approximately $12.3 million for fiscal 2024, an increase of approximately $0.9 million, or 8%, as compared to the prior fiscal year. The increase in SG&A for fiscal 2024 is primarily due to an increase in wages, including non-recurring executive severance costs of $0.1 million, and an increase in legal and consulting fees related to business development initiatives.  These increases are partially offset by a decrease in stock-based compensation, whereas fiscal 2023 included increased stock compensation costs associated with two director retirements. We also incurred additional legal and professional fees in fiscal 2024 associated with our rescheduled annual stockholder meeting and previously disclosed Delaware chancery court proceedings. We expect SG&A costs to remain elevated for the next few quarters as we continue with certain business development initiatives.

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Net loss for fiscal 2024 was approximately $8.0 million, or $0.21 basic and diluted loss per share, compared to approximately $4.0 million, or $0.13 basic and diluted loss per share, for fiscal 2023.  The increase in net loss for fiscal 2024, as compared to fiscal 2023, is attributable to the approximately $4.3 million increase in operating loss resulting from lower revenue and gross margin and increased operating expenses. This decrease was partially offset by a decrease in other expense, net, of approximately $0.1 million, primarily due to the decrease in interest expense. In addition, there was a favorable difference of approximately $0.2 million in the provision for income taxes for fiscal 2024 as compared to fiscal 2023.

EBITDA* for fiscal 2024 was a loss of approximately $3.7 million, compared to $0.4 million for fiscal 2023.  The decrease in EBITDA for fiscal 2024 is primarily attributable to lower revenue and gross margin, coupled with increased operating expenses, including SG&A and new product development. SG&A for fiscal 2024 includes a number of non-recurring cost items, particularly as related to the recently announced acquisition.

Liquidity and Capital Resources

Cash provided by operations was approximately $0.5 million for fiscal 2024, compared to cash used in operations of approximately $2.8 million for the prior fiscal year. The increase in cash flows from operations during fiscal year 2024 is primarily due decreases in accounts receivable and inventory, due to lower sales in fiscal year 2024, as compared to fiscal year 2023. Cash used in operations for fiscal year 2023 was primarily due to an increase in accounts receivable, due to higher sales in the fourth quarter of fiscal year 2023, and an increase in inventory during the second half of fiscal year 2023. The cash outflow for accounts payable and accrued liabilities for fiscal year 2023 was largely due to the previously described events that occurred at our Chinese subsidiaries, for which certain expenses were accrued as of June 30, 2021 and paid during fiscal years 2022 and 2023.

Capital expenditures were approximately $2.2 million for fiscal 2024, compared to approximately $3.1 million in the prior fiscal year. The Company also expended approximately $0.8 million, net of cash acquired, to acquire Visimid during fiscal 2024. Fiscal year 2024 also reflects proceeds of approximately $0.4 million from sale-leasebacks of equipment. During fiscal years 2024 and 2023, our capital expenditures were primarily related to the expansion of our Orlando facility. In August 2023, we completed the construction of certain tenant improvements subject to our continuing lease for our Orlando facility, of which the landlord provided $2.4 million in tenant improvement allowances. We funded the balance of the tenant improvement costs of approximately $3.7 million in fiscal years 2023 and 2024.

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Sales Backlog

Our total backlog as of June 30, 2024, was approximately $19.3 million, a decrease of 11%, as compared to $21.7 million as of June 30, 2023. The decrease in backlog during fiscal 2024 as compared fiscal 2023 is primarily due to fiscal 2024 shipments against the prior period backlog under several annual and multi-year contract renewals. The timing of multi-year contract renewals are not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received and decrease as shipments are made against these orders. We anticipate that our existing annual and multi-year contracts will be renewed in foreseeable future quarters. The reduction in backlog as a result of these shipments during fiscal 2024 were partially offset by the following: (i) a significant contract renewal (represented a 40% increase in dollar value as compared to the previous order)  for advanced infrared optics for a critical international military program; and (ii) a significant contract awarded to Visimid by Lockheed Martin in December 2023. In previous years we have typically received a significant contract renewal during our second fiscal quarter from our largest customer for infrared products made of Germanium. However, as previously disclosed we have decided to reduce the amount of optics we produce from Germanium, both to reduce our risk of supply chain disruption and, more importantly, to work with customers to convert their systems to use optics made of our own BlackDiamond materials. As such, in the second quarter of fiscal 2024 we did not book our typical annual renewal order for Germanium optics with this customer. Instead, we continue to work with this customer, as well as other customers, to convert their systems to use BlackDiamond optics, which we believe will result in future orders to replace the orders for Germanium-based optics.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, September 19, 2024, at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2024 fourth quarter and full year.

Date: Thursday, September 19, 2024

Time: 5:00 p.m. (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: 4Q24 Webcast Link

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through October 3, 2024. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #7324919.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

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A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measure, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary BlackDiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Dallas, Texas, Latvia and China.

LightPath's wholly-owned subsidiary, Visimid Technologies, was acquired in July 2023, and specializes in the design and development of customized infrared cameras, for the industrial and defense industries. Such customized cameras are often sold together with customized optical assemblies from LightPath.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP's infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses.

For more information on LightPath and its businesses, please visit www.lightpath.com.

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Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the impact of varying demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; geopolitical tensions, the Russian-Ukraine conflict, and the Hamas/Israel war; the effects of steps that the Company could take to reduce operating costs; rising inflation and increased interest rates, which diminish capital market cash flow and borrowing power; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	June 30,	June 30,
Assets	2024	2023
Current assets:
Cash and cash equivalents	$3,480,268	$4,687,004
Restricted cash	—	2,457,486
Trade accounts receivable, net of allowance of $25,676 and $18,502	4,928,931	6,634,574
Inventories, net	6,551,059	7,410,734
Prepaid expenses and deposits	445,900	570,293
Other current assets	131,177	—
Total current assets	15,537,335	21,760,091

Property and equipment, net	15,210,612	12,810,930
Operating lease right-of-use assets	6,741,549	9,571,604
Intangible assets, net	3,650,739	3,332,715
Goodwill	6,764,127	5,854,905
Deferred tax assets, net	123,000	140,000
Other assets	59,602	65,939
Total assets	$48,086,964	$53,536,184
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,231,713	$2,574,135
Accrued liabilities	1,911,867	662,242
Accrued payroll and benefits	1,446,452	1,499,896
Operating lease liabilities, current	1,059,998	969,890
Loans payable, current portion	209,170	1,023,814
Finance lease obligation, current portion	177,148	103,646
Total current liabilities	8,036,348	6,833,623

Deferred tax liabilities, net	326,197	465,000
Accrued liabilities, noncurrent	611,619	—
Finance lease obligation, less current portion	528,753	341,201
Operating lease liabilities, noncurrent	8,058,502	8,393,248
Loans payable, less current portion	325,880	1,550,587
Total liabilities	17,887,299	17,583,659

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
94,500,000 and 44,500,000 shares authorized;
39,254,643 and 34,344,739 shares issued and outstanding	392,546	373,447
Additional paid-in capital	245,140,758	242,808,771
Accumulated other comprehensive income	509,936	606,536
Accumulated deficit	(215,843,575)	(207,836,229)
Total stockholders’ equity	30,199,665	35,952,525
Total liabilities and stockholders’ equity	$48,086,964	$53,536,184

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Revenue, net	$8,634,132	$9,684,721	$31,726,192	$32,933,949
Cost of sales	6,109,100	6,603,559	23,094,946	21,859,126
Gross margin	2,525,032	3,081,162	8,631,246	11,074,823
Operating expenses:
Selling, general and administrative	3,605,988	3,009,109	12,297,383	11,437,241
New product development	582,822	615,675	2,400,420	2,145,413
Amortization of intangible assets	434,403	281,271	1,635,523	1,125,083
Loss (gain) on disposal of property and equipment	111,336	(22,463)	124,584	(78,373)
Total operating expenses	4,734,549	3,883,592	16,457,910	14,629,364
Operating loss	(2,209,517)	(802,430)	(7,826,664)	(3,554,541)
Other income (expense):
Interest expense, net	(42,814)	(54,561)	(191,862)	(283,266)
Other income (expense), net	(155,354)	59,769	78,670	24,970
Total other income (expense), net	(198,168)	5,208	(113,192)	(258,296)
Loss before income taxes	(2,407,685)	(797,222)	(7,939,856)	(3,812,837)
Income tax provision	(53,912)	11,618	67,490	234,034
Net loss	$(2,353,773)	$(808,840)	$(8,007,346)	$(4,046,871)
Foreign currency translation adjustment	(119,009)	(370,492)	(96,600)	(328,589)
Comprehensive loss	$(2,472,782)	$(1,179,332)	$(8,103,946)	$(4,375,460)
Loss per common share (basic)	$(0.06)	$(0.02)	$(0.21)	$(0.13)
Number of shares used in per share calculation (basic)	38,850,526	37,320,084	37,944,935	31,637,445
Loss per common share (diluted)	$(0.06)	$(0.02)	$(0.21)	$(0.13)
Number of shares used in per share calculation (diluted)	38,850,526	37,320,084	37,944,935	31,637,445

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	33,523	335	40,045	—	—	40,380
Exercise of Stock Options, RSUs & RSAs, net	1,173,516	11,735	34,165	—	—	45,900
Issuance of common stock under public equity placement	9,090,910	90,909	9,108,601	—	—	9,199,510
Stock-based compensation on stock options, RSAs & RSUs	—	—	1,310,957	—	—	1,310,957
Foreign currency translation adjustment	—	—	—	(328,589)	—	(328,589)
Net loss	—	—	—	—	(4,046,871)	(4,046,871)
Balances at June 30, 2023	37,344,739	373,447	242,808,771	606,536	(207,836,229)	35,952,525
Issuance of common stock for:
Employee Stock Purchase Plan	30,447	304	39,373	—	—	39,677
Exercise of Stock Options, RSUs & RSAs, net	945,188	9,452	(9,452)	—	—	—
Issuance of common stock under public equity placement	585,483	5,855	800,477	—	—	806,332
Issuance of common stock for acquisition of Visimid	348,786	3,488	482,566	—	—	486,054
Foreign currency translation adjustment	—	—	1,019,023	—	—	1,019,023
Net loss	—	—	—	(96,600)	—	(96,600)
Balances at June 30, 2024	—	—	—	—	(8,007,346)	(8,007,346)
	39,254,643	$392,546	$245,140,758	$509,936	$(215,843,575)	$30,199,665

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LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Year Ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(8,007,346)	$(4,046,871)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,048,409	3,174,569
Interest from amortization of debt costs	—	58,774
Loss (gain) on disposal of property and equipment	124,584	(78,373)
Stock-based compensation on stock options, RSUs & RSAs, net	1,019,023	1,310,957
Provision for credit losses	(4,426)	8,158
Change in operating lease assets and liabilities	183,393	(231,561)
Inventory write-offs to allowance	136,676	316,297
Deferred taxes	(121,803)	(73,015)
Changes in operating assets and liabilities:
Trade accounts receivable	1,498,698	(1,431,440)
Other current assets	(131,177)	-
Inventories	960,739	(741,604)
Prepaid expenses and deposits	133,810	(97,792)
Accounts payable and accrued liabilities	680,457	(977,622)
Net cash provided by (used in) operating activities	521,037	(2,809,523)

Cash flows from investing activities:
Purchase of property and equipment	(2,182,805)	(3,077,154)
Proceeds from sales of equipment	—	209,169
Proceeds from sale-leaseback of equipment	364,710	—
Acquisition of Visimid Technologies, net of cash acquired	(847,141)	—
Net cash used in investing activities	(2,665,236)	(2,867,985)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	39,677	40,380
Proceeds from issuance of common stock under public equity placement	806,332	9,199,510
Borrowings on loans payable	278,926	141,245
Payments on loans payable	(2,459,474)	(1,852,256)
Repayment of finance lease obligations	(131,901)	(73,003)
Net cash (used in) provided by financing activities	(1,466,440)	7,455,876
Effect of exchange rate on cash and cash equivalents	(53,583)	(141,769)
Change in cash, cash equivalents and restricted cash	(3,664,222)	1,636,599
Cash, cash equivalents and restricted cash, beginning of period	7,144,490	5,507,891
Cash, cash equivalents and restricted cash, end of period	$3,480,268	$7,144,490

Supplemental disclosure of cash flow information:
Interest paid in cash	$196,541	$221,773
Income taxes paid	$166,858	$428,914
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through finance lease arrangements	$396,058	$451,058
Equipment deposit paid in restricted stock	—	$45,900
Operating right-of-use assets acquired in exchange for operating lease liabilities	$92,136	—

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To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended June 30,		Year Ended June 30,
	2024	2023	2024	2023
Net loss	$(2,353,773)	$(808,840)	$(8,007,346)	$(4,046,871)
Depreciation and amortization	1,062,559	815,019	4,048,409	3,174,569
Income tax provision	(53,912)	11,618	67,490	234,034
Interest expense	42,814	54,561	191,862	283,266
EBITDA	$(1,302,312)	$72,358	$(3,699,585)	$(355,002)
% of revenue	-15%	1%	-12%	-1%

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